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WEYERHAEUSER COMPANY

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May 1, 2019

DEAR SHAREHOLDER:

The two primary proxy advisory firms have published their reports on the company’s 2019 annual shareholder meeting. While Glass-Lewis has recommended that shareholders vote in favor of, and thereby cast a vote “FOR” each proposal, Institutional Shareholder Services (ISS) has issued a recommendation that shareholders vote against our Say-on-Pay proposal (Item 2). In particular, ISS’ analysis cites a lack of context around certain of our pay decisions, including how we set our annual incentive goals and why we increased our CEO’s target long-term incentive award. In response and to inform your vote decision, we are providing additional information and context on those decisions as well as information about updates to our compensation practices.

2020 PSU Awards Will Include a Negative Absolute TSR Cap

ISS has noted that we do not disclose a vesting cap provision for negative absolute TSR performance in our PSU award plan. Beginning with our 2020 PSU awards, we will begin formalizing our policy for such a vesting cap by including a provision in our award agreement terms and conditions that awards will be limited to 100% of target in the event of negative TSR.

Financial Performance Goals for our Short-term Incentive Plan (Annual Incentive Plan) reflect Portfolio Changes and Manufacturing Business Cycle

2018 Adjusted EBITDA targets lowered due to divestitures. Target and actual Adjusted EBITDA for 2017 were based on a portfolio that included the contributions of our Uruguay operations and our interest in the Twin Creeks Joint Venture, both of which we divested in 2017. Our 2018 Adjusted EBITDA goals were set taking into account these divestitures. The 2018 Adjusted EBITDA target was set above 2017 actual EBITDA, after adjusting for the contribution from these divested operations.

In setting targets, we also consider harvest levels, which fluctuate from year to year. One of the main reasons for these fluctuations is our commitment to sustainable forestry practices, which is a fundamental element of our vision and strategy. We do not make-up for changes in portfolio mix by harvesting more logs. We believe that this commitment to sustainable harvest management, which requires that we limit our harvest levels to maximum sustainable yield, is aligned with our company’s and our shareholders’ best long-term interests.

2018 Wood Products RONA reflects the cyclical nature of our manufacturing business. Wood Products’ financial target RONA emphasizes not only profitability, but also capital efficiency, which we believe is appropriate for our manufacturing operations. We operate in a rapidly changing commodity price environment, which in turn impacts our earnings. Targets are not directly tied to annual operating plans, but rather are based on the cyclical nature of our manufacturing businesses, our performance over the cycle, and our cost of capital. RONA targets are intended to remain relatively steady over a cycle, despite the fact that performance tends to fluctuate considerably, and we expect performance outcomes to be both above and below target. In the past nine years, the average AIP payout has been 105%.

Annual Incentive Plan (“AIP”) Controllable Business Metrics Performance Goals are Granular, Formulaic, and Rigorous

ISS seeks more specific disclosure about our AIP controllable business metrics performance goals. As discussed in our proxy statement, pre-set financial performance metrics are weighted 70% and pre-set controllable business metrics are weighted 30% in our AIP funding. Our controllable business metrics setting process is rigorous, and the controllable business metrics targets approved by our compensation committee represent stretch performance goals.

All of our controllable business metrics are quantitative, discrete and measurable. Controllable business metrics for our three business segments in 2018 were comprised entirely of pre-set operational excellence and human capital management (people development) targets. Each goal is weighted equally and for 2018 the split by business between operational excellence and human capital management goals was 50/50 for each of Timberlands and Real Estate, Energy & Natural Resources and 70/30 for Wood Products.

The operational excellence target for Timberlands was $40 to $50 million, and the business achieved improvements of $42 million. For Wood Products, the operational excellence target was $40 to $60 million and the business achieved improvements of $2 million. The Real Estate, Energy & Natural Resources operational excellence target was to deliver a 30% premium to timber value, and the business achieved a 65% premium to timber value. The pre-set human capital management goals employed various quantitative metrics to measure the specific individual development and succession planning activities for each business segment. For 2018, all such human capital management targets were exceeded.

We include pre-set detailed human capital management performance metrics as a component of our controllable business metrics because our board of directors believes that one of its most important responsibilities is to develop bench strength in our employee base, which is why we include it in our annual incentive design. These goals are rigorous and measurable and are designed to ensure that each business has a deep base of high-performing talent and ready-now succession candidates for critical roles. This is especially important for our company because we have a significant percentage of employees who are at or nearing retirement age. By placing strong emphasis on this critical area of performance and tying it to a meaningful component of total compensation, we are succeeding in generating the future leaders of our company.

As disclosed in our proxy, our CEO’s total AIP funding multiple of 1.38 was based on the combined performance of our three businesses against their respective financial and controllable business metrics goals, with a 40% weighting for Timberlands, 40% weighting for Wood Products and 20% for Real Estate, Energy & Natural Resources. This includes the operational excellence and human capital management results for each of the business segments as per the weightings applicable to each segment as previously discussed. In other words, controllable business metrics across the business segments together determined 30% of his target award, and that 30% portion was comprised of 42% human capital management goals and 58% operational excellence goals. Of the total target bonus (including financial performance goals), human capital management goals represented 13% and operational excellence goals represented 17%.

CEO Incentive Pay Opportunities are based on Performance and Benchmark Analysis; Payouts are Driven by Company Performance

ISS notes concern over the moderate increase to our former CEO’s long-term incentive target opportunity (which rose 6.7% from $7.5 million to $8 million), stating that the rationale for the increase was not disclosed. The increase was based on our last benchmark analysis review that indicated that the CEO’s target total compensation opportunity was below market median, and on the CEO’s significant accomplishments over the prior year, which included among other things: the execution of strategic portfolio dispositions; exceedance of merger cost synergy targets; development of the company’s real estate business; achievement of operational excellence goals; and execution of key capital allocation priorities, including an increase of the company’s dividend and management of the company’s capital structure that resulted in an upgrade of the company’s credit rating.

Consistent with our compensation philosophy of emphasizing at-risk pay, the board determined not to increase our CEO’s base pay (which had not been increased in four years). Instead, the board gave our CEO a modest increase in his long-term incentive pay opportunity, which tied his compensation to future company performance. Even after this modest adjustment, our CEO’s base salary and target total compensation opportunity remained below the peer median.

This increase is justified given that the majority of the awards are performance-vested and do not actually payout above target unless our performance exceeds our peers. In fact, our most recent performance award vested at only 39% of target.

CEO Short-term Incentive Opportunity is Earned at Maximum Only for Superior Performance

ISS notes that our former CEO’s target bonus opportunity was unchanged from the prior year, but also indicated that his maximum payout opportunity was relatively high. We believe the maximum payout opportunity to the CEO under this plan is appropriate and should be viewed favorably by shareholders.

Although the CEO’s maximum individual payout opportunity is 300% of target (AIP funding maximum is 200% of target, and individual performance modifier can be as high as 1.5), achieving the maximum award would require an extraordinary performance level. If such a payout opportunity were to be realized, the extraordinary performance would contribute to the company’s success and align with the best interests of our shareholders. In fact, our ten-year average earned CEO payout is approximately 107% of target, and payouts over our former CEO’s six-year tenure have not exceeded 173% of target. For 2018, the CEO payout was 138% of target, based solely on AIP funding relating to achievement of goals by the business segments (there was no additional individual adjustment).

The One-Time Equity Awards to Two of our Senior Executives Were Not Excessive and Were Necessary for Retention

In 2018, we granted one-time retention awards to two of our named executive officers (Messrs. Blocker and Hagen) to ensure retention of their critical leadership capabilities during the transition under new CEO Devin Stockfish.

Maintaining a stable and engaged senior management team throughout our CEO transition is crucial for ensuring long-term business success for the company and our shareholders. These awards play a critical leadership retention function and do, in fact, contain performance criteria insofar as they require each named executive officer to support and assist the company and the senior leadership team to ensure an orderly transition.

We believe our compensation programs and practices are appropriate and align with the best interests of our shareholders. We urge you to vote in accordance with the board’s recommendation and cast a vote “FOR” the proposal in Item 2 to approve our executive compensation program.

Sincerely,

Charles R. Williamson

Chairman of the Compensation Committee of the Board of Directors